SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  September 12, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.  1995 Electric Rate Stabilization/ Attrition Rate Adjustment

On September 12, 1994, the Company filed its Attrition Rate Adjustment (ARA) request for electric rates effective January 1, 1995. The ARA mechanism partially offsets attrition in earnings due to changes in operating expenses and capital costs. In order to implement its previously announced electric rate freeze in 1995, the Company proposes to forgo the electric rate increase of approximately $170 million that otherwise would occur on January 1, 1995 as authorized in the Company's 1993 General Rate Case. In addition, the Company proposes a decrease in base revenues equal to the increase in revenues the California Public Utilities Commission
(CPUC) approves in the Company's 1995 Cost of Capital, Energy Cost Adjustment Clause/Annual Energy Rate/Electric Revenue Adjustment Mechanism/Low Income Rate Assistance (ECAC/AER/ERAM/LIRA), and the Helms Pumped Storage Project (Helms) proceedings, such that electric rates will not increase through the end of 1995. The CPUC could approve up to an estimated combined net electric revenue requirement increase of $289 million in the Company's 1995 Cost of Capital and ECAC/AER/ERAM/LIRA proceedings and an additional $38 million related to Helms.

As part of the electric rate freeze plan, the Company requested by a separate filing reductions of approximately $100 million in authorized funding levels for 1995 electric customer energy efficiency/demand-side management (CEE/DSM) programs and $17 million for electric research development and demonstration (R&D) programs. However, the Company did not request that the ARA filing and implementation of the electric rate freeze be contingent upon the $117 million reduction in authorized funding levels for those programs. If the CPUC grants the request, then the CEE/DSM and R&D reductions would be part of, not in addition to, the ARA decreases requested.

To the extent that the CPUC does not adopt the reduced CEE/DSM and R&D funding or other cost reductions are not achieved, there may be a negative impact on the Company's 1995 or 1996 results of operations.

B.   1994  Workforce Reduction

On August 30, 1994, the Company announced that it will eliminate between 2,500 and 3,000 employment positions. Most of the reductions will be completed by the first quarter of 1995. The annual labor savings from these planned job cuts are projected to be between $150 million and $185 million.

The majority of the proposed job reductions are expected to occur through a voluntary retirement incentive program (VRI), the specifics of which will be considered by the Company's Board of Directors in late September. Assuming that the level of benefits are similar to that offered in the workforce reduction program in 1993 and that a similar percentage of eligible employees accept the VRI, it is estimated that the VRI and other severance programs will cost approximately $280 million. In addition, depending on the impact of the reductions on the Company's pension and other postretirement benefit plans, the Company may have to recognize an additional cost of up to approximately $50 million. The cost of the workforce reduction program would be expensed in the fourth quarter of 1994, when the VRI acceptance period ends and the specifics of the severance program are known. The Company does not plan on seeking rate recovery for the cost of the workforce reduction as it did in connection with the 1993 program.

C.   Diablo Canyon Nuclear Power Plant - Diablo Canyon Rate Case
     Settlement

As previously disclosed, in its report on the Company's 1994 ECAC/AER/ERAM/LIRA application, the CPUC's Division of Ratepayer Advocates (DRA) had recommended that the CPUC reconsider a petition originally filed in September 1992 by a consumer advocacy group and reopen the Diablo Canyon Rate Case Settlement (Diablo Settlement) for the express purpose of modifying the payment methodology for Diablo Canyon Nuclear Power Plant (Diablo Canyon) generation. On August 19, 1994, the CPUC granted the Company's motion to strike the DRA's testimony on the Diablo Settlement from the Company's ECAC proceeding, noting that if the DRA wished to pursue these issues it should do so by way of a petition to modify the CPUC's decision denying the earlier petition seeking modification of the Diablo Settlement. The CPUC indicated that it would consider any such request in light of the circumstances then existing.

In response to the CPUC's ruling, the DRA filed a new petition on August 26, 1994, which seeks to modify the CPUC's 1993 order refusing to reconsider the Diablo Settlement. The DRA requests that the CPUC modify its earlier decision for the purpose of reopening the Diablo Settlement to consider modification of the payment methodology included in the Diablo Settlement. In addition, the DRA recommends that the price paid for electricity generated by Diablo Canyon be frozen at the 1994 price level of
11.89 cents per kilowatthour. The pricing formula set forth in the Diablo Settlement provides that the price paid for Diablo Canyon generation in 1995 be increased to 12.1 cents per kilowatthour.

The DRA requested expedited consideration by the CPUC of its petition. The Company expects to respond to the DRA's petition within 30 days of its filing.

D.   Antitrust Litigation

As previously reported in the Company's Form 10-K for the fiscal year ended December 31, 1993, in December 1993, the County of Stanislaus, California, and a residential customer of the Company, filed a complaint against the Company and Pacific Gas Transmission Company (PGT), a subsidiary of the Company, on behalf of themselves and purportedly as a class action on behalf of all natural gas customers of the Company during the period of February 1988 through October 1993. The complaint alleged that the purchase of natural gas in Canada was accomplished in violation of various antitrust laws which resulted in increased prices of natural gas for the Company's customers.

On August 25, 1994, the federal district court in Fresno, California issued a decision granting the Company's motion to dismiss the federal and state antitrust claims and the state unfair practices claims against the Company and PGT. The only remaining claims do not seek monetary damages. In addition, the Court granted plaintiffs' motion seeking class certification.

In dismissing the antitrust claims, the Court determined that the prices the Company paid for Canadian gas had been filed with, reviewed and approved as reasonable by various federal and state regulatory authorities, and as a result, the plaintiffs were barred from claiming that those rates were too high. The Court also held that the CPUC's oversight of the Company's gas acquisition costs constitutes state action which immunizes the Company from a private antitrust lawsuit such as this one.

The plaintiffs were given 10 days to amend their complaint to state a new claim and on September 9, 1994 they filed an amended complaint with the Court. The Company is in the process of reviewing the new filing.























                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                    GORDON R. SMITH
                              By ________________________________
                                   GORDON R. SMITH
                                   Vice President and
                                   Chief Financial Officer



Dated:  September 12, 1994